Exhibit 10.17

***Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(a)(6). Such excluded information is not material and disclosure thereof would constitute a clearly unwarranted invasion of personal privacy. Such omitted information is indicated by brackets (“[***]”) in this exhibit.***

February 9, 2021

Reed Fawell, IV

[***]

Executive Compensation Plan

Dear Reed,

We are pleased to share the following revision of your compensation.

Updates are as follows:

1.	Your annualized base Salary will increase to $250,000, effective, August 1, 2020.

2.	You will be granted the Option to purchase 100,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors, and subject to Board approval. Ten percent (10%) of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest quarterly according to the following per-year schedule: 20%, 35%, 35% subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

3.	According to our SLT Performance-based bonus structure, hitting 100% of personal and company joint accountability goals would result in an annualized bonus target of $175,000, to be evaluated and paid out quarterly.

4.	Additionally, you’re eligible for a year-end bonus target $40,000 aligned to personal and company objectives and subject to executive compensation guidelines.

This compensation summary supersedes previous salary, commission, and bonus structure. Titles, compensation, and benefits may be changed at the discretion of the Company and employment remains at-will.

Congratulations and thank you for your contributions!

Sincerely,

Tim Hwang

/s/ Tim Hwang

CEO